Exhibit 99.1

  Midas Chief Financial Officer William Guzik Becomes Executive Vice President

    ITASCA, Ill.--(BUSINESS WIRE)--Nov. 16, 2006--The board of directors of Midas, Inc., (NYSE: MDS) has elected William M. Guzik, chief financial officer, as executive vice president of the company, effective immediately. He had served as senior vice president and chief financial officer since 2001.

    Guzik, 47, joined Midas in 1999.

    "Bill has provided excellent leadership in enhancing the company's financial strength and transforming Midas' supply chain business model over the past four years," said Alan D. Feldman, Midas' chairman and chief executive officer. "This new post recognizes his contributions to the company's success."

    In addition to managing the company's finance functions, Guzik is responsible for supply chain relationships, human resources and information technology.

    Prior to joining Midas, Guzik was the finance chief of Delray
Farms LLC, a start-up chain of "fresh market" retail grocery stores. He previously was chief financial officer and secretary of NASDAQ-listed JG Industries, Inc., a diversified retail holding company, and spent 11 years in the audit practice of PricewaterhouseCoopers in Chicago.

    Guzik holds a bachelor of science degree in accountancy from DePaul University and is a Certified Public Accountant. He is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

    CONTACT: Midas, Inc.
             Bob Troyer (630) 438-3016